EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement relating to 400,000 shares of common stock of The Procter & Gamble Company on Form S-8 of our report dated 29 September 2000, appearing in this Annual Report on Form 11-K of the Procter & Gamble Limited Matched Savings Share Purchase Plan for the plan fiscal year ended 30 June 2000.

DELOITTE & TOUCHE
Newcastle, United Kingdom

29 September 2000